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                                                                                                                    Exhibit 12






                                             E. I. DU PONT DE NEMOURS AND COMPANY

                                       COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                     (Dollars in millions)



                                                          Three Months Ended               Years Ended December 31
                                                            March 31, 1994      1993      1992      1991      1990      1989
Income Before Extraordinary Item and Transition
  Effect of Accounting Changes ........................         $  642         $  566    $  975    $1,403    $2,310    $2,480
Provision for Income Taxes ............................            510            392       836     1,415     1,844     1,844
Minority Interests in Earnings of Consolidated
  Subsidiaries ........................................              4              5        10         6         3        24
Adjustment for Companies Accounted for
  by the Equity Method ................................             15             41         6        35        29        38
Capitalized Interest ..................................            (35)          (194)     (194)     (197)     (161)     (108)
Amortization of Capitalized Interest ..................             31            144       101        94        84        78

                                                                 1,167            954     1,734     2,756     4,109     4,356

Fixed Charges:
  Interest and Debt Expense - Borrowings ..............            142            594       643       752       773       586
  Adjustment for Companies Accounted for by the
    Equity Method - Interest and Debt Expense .........             12             42        62        11         9        23
  Capitalized Interest ................................             35            194       194       197       161       108
  Rental Expense Representative of Interest Factor ....             36            143       151       162       163       149

                                                                   225            973     1,050     1,122     1,106       866

Total Adjusted Earnings Available for Payment of
  Fixed Charges .......................................         $1,392         $1,927    $2,784    $3,878    $5,215    $5,222
                                                                ======         ======    ======    ======    ======    ======

Number of Times Fixed Charges are Earned ..............            6.2            2.0       2.7       3.5       4.7       6.0
                                                                ======         ======    ======    ======    ======    ======



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